Exhibit 3.1(b)

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:09 PM 11/26/2007
FILED 12:09 PM 11/26/2007
SRV 071251150 – 3832256 FILE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LONGFOOT COMMUNICATIONS CORP.

The undersigned, Arthur Lyons and Jack Brehm, do hereby certify that;

1.    They are the duly elected Chief Executive Officer and Secretary, respectively, of Longfoot Communications Corp., a Delaware corporation (the "Corporation"), originally incorporated on July 21, 2004 in the State of Delaware. This Amended and Restated Certificate of Incorporation restates, integrates and also further amends the Corporation's certificate of incorporation as heretofore amended or supplemented.

2.    This Amended and Restated Certificate of Incorporation has been duly approved by the board of directors and stockholders of the Corporation pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

3.    The text of the certificate of incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Longfoot Communications Corp. (hereinafter called the "Corporation").

ARTICLE II

Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

ART1CLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of shares, to be designated common stock and preferred stock, respectively. The number of shares of common stock authorized to be issued is 225,000,000 shares of $0.001 par value and the number of preferred shares authorized to be issued is 25,000,000 shares of $0.001 par value, The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate, to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof The authority of the board of directors with respect to each series shall include but not be limited to, determination of the following:

(a)    The number of shares constituting that series and the distinctive designation of that series;

(b)    The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights and the number of votes per share of such series;

(d)    Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)    Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)    Whether that series shall have a sinking fund for redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)    Any other relative rights, preferences and limitation of that series. Upon the effectiveness of this Amended and Restated Certificate of Incorporation, every three (3) shares of the Corporation's issued and outstanding Common Stock shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into one (1) share of the Corporation's Common Stock, par value $0.001 per share. Fractional shares shall be rounded up to the next whole share.

ARTICLE V

The name and address of the incorporator is as follows: Arthur Lyons, 914 Westwood Blvd., Suite 809, Los Angeles, CA 90024.

ARTICLE VI

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation's Bylaws. Each such director will serve as a director until his or her successor is duly elected and qualified.

ARTICLEVII

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation Or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

ARTICLE VIII

This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE IX

The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE X

The Corporation is to have perpetual existence.

4.    The foregoing Amended and Restated Certificate of incorporation of the Corporation was duly adopted by stockholders owning a majority of the outstanding shares entitled· to vote thereon by consent of stockholders in lieu of meeting on October 31, 2007, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.    This Amended and Restated Certificate of Incorporation shall be effective as of November 26, 2007.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation of the Corporation to be signed by the undersigned, and the undersigned has executed this certificate and affirms the foregoing is true and under penalty of perjury this 26th  day of November 2007.

/s/ ARTHUR LYONS
Arthur Lyons
Chief Executive Officer

/s/ JACK BREHM
Jack Brehm
Secretary